   As Filed with the Securities and Exchange Commission on June 8, 2000
                                                     Registration No. 333-32846
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                      Post-Effective Amendment No. 1

                                    on

                                 FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                        COPPER MOUNTAIN NETWORKS, INC.

         Delaware                           000-25865                    33-0702004
         --------                           ---------                    ----------
   (State or other jurisdiction    (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)   Classification Code Number)    Identification Number)

                                ---------------

                             2470 Embarcadero Way
                              Palo Alto, CA 94303
                                (650) 687-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              RICHARD S. GILBERT
                     President and Chief Executive Officer
                        COPPER MOUNTAIN NETWORKS, INC.
                             2470 Embarcadero Way
                              Palo Alto, CA 94303
                                (650) 687-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
                            LANCE W. BRIDGES, ESQ.
                            ELIZABETH E. REED, ESQ.
                              Cooley Godward LLP
                       4365 Executive Drive, Suite 1100
                          San Diego, California 92121

                              (858) 550-6000

                                ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From Time to Time After the Effective Date of this Registration Statement.

                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous bases pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


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

                                1,142,293 Shares

                    [LOGO OF COPPER MOUNTAIN NETWORKS, INC.]

   The selling stockholders identified in this prospectus are selling 1,142,293 shares of our common stock. All of the shares being offered in this prospectus were issued to the selling stockholders in connection with our acquisition of OnPREM Networks Corporation. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

   Our common stock is traded on the Nasdaq National Market under the symbol "CMTN". On June 7, 2000, the last reported sales price for our common stock was $91.63 per share.

   The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 20.

   Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

   The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is       , 2000.

                               TABLE OF CONTENTS

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
Prospectus Summary.........................................................   1

Risk Factors...............................................................   3

Special Note Regarding Forward-Looking Statements..........................  15

Use of Proceeds............................................................  15

Principal and Selling Stockholders.........................................  16

Plan of Distribution.......................................................  20

Legal Matters..............................................................  20

Experts....................................................................  20

Where You Can Find More Information........................................  21

Incorporation By Reference.................................................  21

                                      (i)

                               PROSPECTUS SUMMARY

   You should read this summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                  THE COMPANY

   Copper Mountain is a leading supplier of high-speed digital subscriber line, or DSL, based communications products. Our solutions enable telecommunications service providers to provide high-speed, cost-effective connectivity over the existing copper wire telephone infrastructure to the business, multi-tenant unit and residential markets. We believe there is significant demand for high-speed data access services, especially among business users who have found current solutions to be inadequate or too expensive.

   The emergence of electronic commerce, business usage of web-based communications, remote access for teleworkers, applications hosting and other services have generated enormous traffic for the existing communications infrastructure. While there are a number of alternatives to deliver high-bandwidth connectivity, we believe that none has the cost, performance and coverage advantages of using the existing copper wire telephone infrastructure. DSL is a technology that was developed to enable telecommunications service providers to exploit this existing infrastructure to provide guaranteed, dedicated bandwidth at a low cost to virtually all businesses and homes in the United States.

   Telecommunications service providers are seeking vendors that have effectively incorporated DSL into communications equipment solutions enabling them to offer cost-effective, full-coverage, high-bandwidth data access services. Our flexible, scalable solution consists of the following products:
CopperEdge DSL access concentrators, CopperRocket DSL customer premise equipment, and CopperView network management tools. Our products offer the following benefits:

  . Support for Business Applications. Our products enable telecommunications service providers to deliver business services such as high-speed Internet access, corporate networking, teleworking and packet-based voice solutions.

  . Full Coverage DSL. Our symmetric DSL and ISDN DSL-based products allow our telecommunications service provider customers the flexibility and range to reach their targeted customers.

  . Multi-Vendor Customer Premise Equipment Interoperability. We have partnered with third-party DSL customer premise equipment manufacturers through our CopperCompatible program to develop a broad line of modems, routers and other innovative customer premise equipment that is compatible with our CopperEdge DSL access concentrators.

  . Trouble Free Operations. Our products are designed to reduce installation and support requirements for our customers while allowing large scale central-office based deployment of DSL solutions with a zero-installation "plug and play" DSL customer premise equipment that eliminates complex configuration issues for the end user.

  . Support for Multiple Services. Our platform is a highly-scalable and cost-effective platform that addresses the strong demand for Internet access services. In addition, the CopperEdge products maximize return on investment through support of value added Frame Relay, VPN and voice services. Unlike most DSL access multiplexer platforms, the Copper Edge solution delivers advanced packet processing, class of service using weighted fair queuing, and subscriber aggregation to support multiple simultaneous services.

   Our objective is to be the leading supplier of DSL solutions to telecommunications service providers. We will focus on expanding our presence in the business and multi-tenant building markets. In addition, we will address the emerging opportunities developing in the residential market as telecommunications service providers seek to offer DSL services to residential subscribers seeking high-speed access. As this trend toward broad deployment of DSL services evolves, we anticipate significant opportunities for us to deploy new offerings, such as our recently introduced G. Lite Line Card, that leverages both our technology and our relationships with service providers. Finally, we are working to drive interoperability of DSL technology to facilitate faster and broader market acceptance.

   We sell our products primarily through a direct sales force and selected original equipment manufacturers and distributors to telecommunications service providers. As of December 31, 1999, we have sold over 4,600 CopperEdge DSL access concentrators. We have also formed strategic relationships with Lucent Technologies Inc. and 3Com Corporation to allow us to expand our distribution and market presence. In addition, to facilitate faster and broader market acceptance of our solutions, we have promoted a "CopperCompatible" program through which we offer licenses of our DSL customer premise equipment technology to other manufacturers of customer premise equipment.

   On February 29, 2000 we completed our acquisition of OnPREM Networks Corporation, which we refer to in this prospectus as OnPREM. OnPREM is a developer of highly integrated DSL solutions for the small and medium building multi-tenant unit, or MTU, market whose products compliment our existing MTU product, the CopperEdge 150, or CE150. We believe that our acquisition of OnPREM will enable us to provide enhanced services to our customers.

   We were incorporated in California in 1996 and reincorporated in Delaware in 1999. Our principal executive offices are located at 2470 Embarcadero Way, Palo Alto, California 94303, and our telephone number is (650) 687-3300.

                                  THE OFFERING

 Common stock offered by Copper Mountain............ 0 shares
 Common stock offered by the selling stockholders... 1,142,293 shares
 Common stock to be outstanding after the offering.. 50,451,092 shares
 Use of proceeds.................................... We will not receive any proceeds from the sale of
                                                     common stock by the
                                                     selling stockholders
 Nasdaq National Market symbol...................... CMTN

   The foregoing information is based upon shares outstanding as of April 30, 2000.

--------
Except as otherwise indicated, all information in this prospectus has been adjusted to reflect the 100% stock dividend that was distributed to our stockholders on December 10, 1999, also referred to herein as a 2-for-1 stock split.

                                  RISK FACTORS

   You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Copper Mountain Has a History of Losses and May Not Sustain Annual
Profitability

   We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significantly higher revenues to sustain profitability on an annual basis. Although our revenue has grown in recent quarters, we cannot be certain that our revenue growth will continue or increase in the future or that we will realize sufficient revenues to sustain profitability on an annual or quarterly basis.

Copper Mountain Derives Almost All of Its Revenues From a Small Number of Customers and Copper Mountain's Revenues May Decline Significantly if Any Major Customer Cancels or Delays a Purchase of Copper Mountain's DSL Products

   Copper Mountain sells its products predominantly to competitive local exchange carriers. Aggregate sales to our three largest customers accounted for approximately 88% of our net revenue for the year ended December 31, 1999. Sales to our most significant customers NorthPoint Communications, Inc., Rhythms NetConnections, Inc., and Lucent Technologies, Inc. accounted for approximately 37%, 28%, and 23% of Copper Mountain's net revenue, respectively, for the year ended December 31, 1999. Aggregate sales to our four largest customers accounted for approximately 83% of our net revenue for the three months ended March 31, 2000. Sales to our most significant customers NorthPoint Communications, Inc., Lucent Technologies, Inc., Rhythms NetConnections, Inc., and DSL.NET accounted for approximately 29%, 29%, 13%, and 12% of Copper Mountain's net revenue, respectively, for the three months ended March 31, 2000. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and size of future purchase orders, if any, from our largest customers and, in particular:

  .  the product requirements of these customers;

  .  the financial and operational success of these customers; and

  .  the success of these customers' services deployed using our products.

   The loss of any one of our major customers or the delay of significant orders from such customers, even if only temporary, could among other things reduce or delay our recognition of revenue, harm our reputation in the industry, and reduce our ability to accurately predict cash-flow, and, as a consequence, could materially adversely affect our business, financial condition and results of operations.

Copper Mountain Has a Limited Operating History

   Copper Mountain has a very limited operating history as we were incorporated in March 1996. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations and you should not expect future revenue growth to be comparable to our recent revenue growth. In addition, we believe that comparing different periods of our operating results is not meaningful, as you should not rely on the results for any period as an indication of our future performance. Investors in our common stock must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets such as the telecommunications equipment industry. Some of the specific risks include whether we are able:

  . to compete in the intensely competitive market for telecommunications equipment;

  .  to expand our sales, support and distribution organization;

  . to effectively introduce new products and product enhancements in a timely and competitive fashion; and

  .  to expand our operational infrastructure.

   We discuss these and other risks in more detail below.

A Number of Factors Could Cause Copper Mountain's Operating Results to Fluctuate Significantly and Cause Its Stock Price to be Volatile

   Copper Mountain's quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the trading price of our common stock could significantly decline. Some of the factors that could affect our quarterly or annual operating results include:

  . the timing and amount of, or cancellation or rescheduling of, orders for our products and services, particularly large orders from our key customers and original equipment manufacturers;

  . our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

  . announcements, new product introductions and reductions in price of products offered by our competitors;

  .  a decrease in the average selling prices of our products;

  .  our ability to achieve cost reductions;

  . our ability to obtain sufficient supplies of sole or limited source components for our products;

  .  changes in the prices of our components;

  . our ability to maintain production volumes and quality levels for our products;

  . the volume and mix of products sold and the mix of distribution channels through which they are sold;

  . the loss of any one of our major customers or a significant reduction in orders from those customers;

  . increased competition, particularly from larger, better capitalized competitors;

  .  fluctuations in demand for our products and services;

  . costs relating to possible acquisitions and integration of technologies or businesses; and

  . telecommunications and DSL market conditions and economic conditions generally.

   Historically, our backlog at the beginning of each quarter has not been equal to expected revenue for that quarter. Accordingly, we are dependent upon obtaining orders in a quarter for shipment in that quarter to achieve our revenue objectives. In addition, due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of product could occur at the end of our quarter. Failure to ship products by the end of a quarter may adversely affect our operating results. Furthermore, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

Copper Mountain Sells the Majority of Its Products to Emerging
Telecommunications Service Providers That May Reduce or Discontinue Their Purchase of Copper Mountain's Products At Any Time

   The customers of Copper Mountain's products to date have predominantly been telecommunications service providers. The market for the services provided by telecommunications service providers who compete against traditional telephone companies has only begun to emerge since the passage of the Telecom Act, and many of these service providers are still building their infrastructure and rolling out their services. These telecommunications service providers require substantial capital for the development, construction and expansion of their networks and the introduction of their services. Financing may not be available to emerging telecommunications service providers on favorable terms, if at all. The inability of our current or potential emerging telecommunications service provider customers to acquire and keep customers, to successfully raise needed funds, or to respond to any other trends such as price reductions for their services or diminished demand for telecommunications services generally, could adversely affect their operating results or cause them to reduce their capital spending programs. If our customers are forced to defer or curtail their capital spending programs, our sales to those telecommunication service providers may be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations. In addition, many of the industries in which telecommunications service providers operate have recently experienced consolidation. The loss of one or more of our telecommunications service provider customers, through industry consolidation or otherwise, could reduce or eliminate our sales to such a customer and consequently have a material adverse effect on our business, financial condition and results of operations.

If DSL Technology and Copper Mountain's DSL Product Offerings Are Not Accepted by Telecommunications Service Providers, Copper Mountain May Not Be Able to Sustain or Grow Its Business

   Copper Mountain's future success is substantially dependent upon whether DSL technology gains widespread market acceptance by telecommunications service providers, of which there are a limited number, and end users of their services. We have invested substantial resources in the development of DSL technology, and all of our products are based on DSL technology. Telecommunications service providers are continuously evaluating alternative high-speed data access technologies and may, at any time, adopt technologies other than the DSL technologies offered by Copper Mountain. Even if telecommunications service providers adopt policies favoring full-scale implementation of DSL technology, they may not choose to purchase our DSL product offerings. In addition, we have limited ability to influence or control decisions made by telecommunications service providers. In the event that the telecommunications service providers to whom we market our products adopt technologies other than the DSL technologies offered by Copper Mountain or choose not to purchase Copper Mountain's DSL product offerings, we may not be able to sustain or grow our business.

Unless Copper Mountain Is Able to Keep Pace With the Rapidly Changing Product Requirements of Its Customers, It Will Not Be Able to Sustain or Grow Its Business

   The telecommunications and data communications markets are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and evolving offerings by telecommunications service providers. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, hardware and software products which meet customer demands. Our inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could materially adversely affect our business, financial condition and results of operations.

Copper Mountain's Product Cycles Tend to be Short and Copper Mountain May Incur Substantial Non-Recoverable Expenses or Devote Significant Resources to Sales That Do Not Occur When Anticipated

   In the rapidly changing technology environment in which we operate, product cycles tend to be short. Therefore, the resources we devote to product sales and marketing may not generate revenue for us and from time to time we may need to write-off excess and obsolete inventory. In the past, we have experienced such write-offs attributed to the obsolescence of certain printed circuit boards. If we incur substantial sales, marketing and inventory expenses in the future that we are not able to recover, it could have a material adverse effect on our business, financial condition and results of operations.

Copper Mountain's Ability to Sustain or Grow Its Business May Be Harmed if It Is Unable to Develop and Maintain Certain Strategic Relationships with Third Parties to Market and Sell Copper Mountain's Products

   Copper Mountain's success will be substantially dependent upon its strategic partnerships, including its original equipment manufacturer agreements with Lucent Technologies, Inc. and 3Com Corporation under which we have agreed to manufacture, and sell our products to Lucent and 3Com. The amount and timing of resources which our strategic partners devote to our business is not within our control. Our strategic partners may not perform their obligations as expected. Agreements with our strategic partners are relatively new, and we cannot be certain that we will be able to sustain the level of revenue generated thus far under these strategic arrangements. If any of our strategic partners breaches or terminates its agreement or fails to perform its obligations under its agreement, we may not be able to sustain or grow our business. In the event that these relationships are terminated, we may not be able to continue to maintain or develop strategic relationships or to replace strategic partners. In addition, any strategic agreements we enter into in the future may not be successful.

   In June 1999, Lucent completed the acquisition of Ascend Communications, Inc., a competitor of ours, which offers a competing DSL solution. Subsequently, in September 1999, Lucent announced a new DSL product based on technology acquired from Ascend. As a result, Lucent may seek to reduce the marketing and/or sales of our products in favor of their own competitive products. We expect that the availability to Lucent of these alternative products will expose Copper Mountain to increased competition from Lucent. Because of this competition, we expect sales to Lucent, both in terms of dollars and as a percent of sales, will decline over time. In addition, our other customers may elect to purchase alternative products from Lucent and reduce their future purchases of Copper Mountain products.

Intense Competition in the Market for Telecommunications Equipment Could Prevent Copper Mountain From Increasing or Sustaining Revenue and Prevent Copper Mountain From Sustaining Annual Profitability

   The market for telecommunications equipment is highly competitive. We compete directly with the following companies: Nokia Corporation, Alcatel S.A, Cisco Systems, Inc., Lucent Technologies, Inc., and Paradyne Corporation, among others. If we are unable to compete effectively in the market for DSL telecommunications equipment, our revenue and future profitability could be materially adversely affected. Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources, including vendor-sponsored lease financing programs. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. Although we believe we presently have certain technological and other advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter those markets, thereby further intensifying competition. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing competitors or new competitors. Also, to the extent we introduce new product offerings intended to capitalize on the anticipated trend toward broad deployment of DSL services, including DSL services targeted at residential subscribers seeking high-speed access to public communications networks, we will encounter new competitors such as coaxial cable and wireless equipment vendors. Even if we are successful in competing in the business DSL market, we may not be able to compete successfully in the market for residential subscribers.

Future Consolidation in the Telecommunications Equipment Industry May Increase Competition That Could Harm Copper Mountain's Business

   The markets in which Copper Mountain competes are characterized by increasing consolidation both within the data communications sector and by companies combining or acquiring data communications assets and assets for delivering voice-related services. We cannot predict with certainty how industry consolidation will affect our competitors. We may not be able to compete successfully in an increasingly consolidated industry. Increased competition and consolidation in our industry, including the future effects of Lucent's acquisition of Ascend, could require that we reduce the prices of our products and result in our loss of market share, which would materially adversely affect our business, financial condition and results of operations. Additionally, because we are now, and may in the future be, dependent on certain strategic relationships with third parties in our industry, any additional consolidation involving these parties could reduce the demand for our products and otherwise harm our business prospects.

Copper Mountain May Experience Difficulties in the Introduction of New Products That Could Result in Copper Mountain Having to Incur Significant Unexpected Expenses or Delay the Launch of New Products

   Copper Mountain intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. In the future, we expect to develop certain new products, such as new DSL Concentrators, line cards for different DSL variants and new types of customer premise equipment. We may not successfully develop, introduce or manage the transition of these new products. Furthermore, products such as those we currently offer may contain undetected or unresolved errors when they are first introduced or as new versions are released. Despite testing, errors may be found in new products or upgrades after commencement of commercial shipments. These errors could result in:

  .  delays in or loss of market acceptance and sales;

  .  diversion of development resources;

  .  injury to our reputation; and

  .  increased service and warranty costs.

Any of these could materially adversely affect our business, financial condition and results of operations.

Copper Mountain Is Dependent on Widespread Market Acceptance of Its Products

   Widespread market acceptance of Copper Mountain's products is critical to its future success. Factors that may affect the market acceptance of our products include market acceptance of DSL technology in particular, the performance, price and total cost of ownership of our products, the availability and price of competing products and technologies and the success and development of our resellers, original equipment manufacturers and field sales channels. Many of these factors are beyond our control. The introduction of new and enhanced products may cause certain customers to defer or return orders for existing products. Although we maintain reserves against such returns, such reserves may not be adequate. We cannot be certain that we will not experience delays in product development in the future. Failure of our existing or future products to maintain and achieve meaningful levels of market acceptance would materially adversely affect our business, financial condition and results of operations.

Because Substantially All of Copper Mountain's Revenue is Derived From Sales of a Small Number of Products, Its Future Operating Results Will Be Dependent on Sales of These Products

   Copper Mountain currently derives substantially all of its revenues from its product family of DSL solutions and expects that this concentration will continue in the foreseeable future. The market may not continue to demand our current products, and we may not be successful in marketing any new or enhanced products. Any reduction in the demand for our current products or our failure to successfully develop or market and introduce new or enhanced products could materially adversely affect our operating results and cause the price of our common stock to decline. Factors that could affect sales of our current or new or enhanced products include:

  .  the demand for DSL solutions;

  . our successful development, introduction and market acceptance of new and enhanced products that address customer requirements;

  .  product introductions or announcements by our competitors;

  . price competition in our industry and between DSL and competing technologies; and

  .  rate of technological change in the market for broadband solutions.

Copper Mountain's Limited Ability to Protect Its Intellectual Property May Adversely Affect Its Ability to Compete

   Copper Mountain's success and ability to compete is dependent in part upon its proprietary technology. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our future operating results.

Claims Against Copper Mountain Alleging Its Infringement of a Third Party's Intellectual Property Could Result in Significant Expense to Copper Mountain and Result in Its Loss of Significant Rights

   The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In addition, in our agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. As the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Legal action claiming patent infringement may be commenced against us. We cannot assure you that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

If Copper Mountain Loses Key Personnel It May Not Be Able to Successfully Operate Its Business

   Copper Mountain's success depends to a significant degree upon the continued contributions of the principal members of its sales, engineering and management personnel, many of whom perform important management functions and would be difficult to replace. Specifically, we believe that our future success is highly dependent on our senior management. Except for agreements with our President and Chief Executive Officer, Chief Technology Officer, and Vice President of Engineering, we do not have employment contracts with our key personnel. In any event, employment contracts would not prevent key personnel from terminating their employment with Copper Mountain. The loss of the services of any key personnel, particularly senior management and engineers, could materially adversely affect our business, financial condition and results of operations.

If Copper Mountain is Unable to Retain and Hire Additional Qualified Personnel As Necessary, It May Not Be Able to Successfully Achieve Its Objectives

   Copper Mountain has experienced growth in revenues and expansion of its operations which have placed significant demands on its management, engineering staff and facilities. We have recently hired additional engineering, sales, marketing, customer support and administrative personnel. Continued growth will also require us to hire more engineering, sales and administrative personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives and we may experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion or to support our customers and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

   In addition, companies in the telecommunications industry whose employees accept positions with competitors frequently claim that such competitors have engaged in unfair hiring practices. We received one such notice from another company and, although to date this notice has not resulted in litigation, we may receive other notices in the future as we seek to hire qualified personnel and such notices may result in material litigation. We could incur substantial costs in defending ourselves against any such litigation, regardless of the merits or outcome of such litigation.

Failure to Manage the Growth of Copper Mountain's Operations Will Adversely Affect Its Business

   Copper Mountain has rapidly and significantly expanded its operations and anticipates that further significant expansion will be required to address potential growth in its client base and market opportunities if it is successful in implementing its business strategy. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business, financial condition and results of operations will be materially adversely affected. During 1999, we increased the number of employees from 111 to 240. During the first quarter of 2000, we increased the number of employees from 240 to 301. This expansion is placing a significant strain on our managerial and operational resources. Most of our existing senior management personnel joined us within the last two years, including a number of key managerial, technical and operations personnel. We expect to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of our operations and personnel, we will be required to:

  . improve existing systems and controls and implement new operational, financial and management controls, reporting systems and procedures;

  .  install new management information systems; and

  . train, motivate and manage our sales and marketing, engineering, technical and customer support employees.

  . expand our physical infrastructure and facilities to accommodate growth in our headcount.

   As of March 31, 2000 we operated our business from facilities in Palo Alto, California, Fremont, California and San Diego, California. We face challenges related to effectively and efficiently coordinating our operations between these facilities. If we are unsuccessful in meeting these challenges, our business and operating results may be adversely affected.

Copper Mountain's Dependence on Sole and Single Source Suppliers Exposes It to Supply Interruption

   Although Copper Mountain generally uses standard parts and components for its products, certain key components are purchased from sole or single source vendors for which alternative sources are not currently available. The inability to obtain sufficient quantities of these components may in the future result in delays or reductions in product shipments which could materially adversely affect our business, financial condition and results of operations. We presently purchase three key components from vendors for which there are currently no substitutes: two semiconductor chips and a system control module. We are evaluating alternate source vendors for each of these key components, but any alternate vendors may not meet our quality standards for component vendors. In the event of a reduction or interruption of supply of any such components, as much as nine months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. It is possible that a source may not be available for us or be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all.

   In addition, the manufacture of certain of these single or sole source components is extremely complex, and our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of our products. Any significant interruption in the supply, or degradation in the quality, of any component could have a material adverse effect on our business, financial condition and results of operations.

Copper Mountain's Dependence on Independent Manufacturers Could Result in Product Delivery Delays

   Copper Mountain currently uses a small number of independent manufacturers to provide certain printed circuit boards, chassis and subassemblies and, in certain cases, to complete final assembly and testing of our products. Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. Additionally, Flextronics International, Ltd. located in Fremont, California is our main source of independent contract manufacturing. If Flextronics or any of our current manufacturers are unable or unwilling to continue manufacturing our product or components in required volumes, it could take up to eight months for an alternative manufacturer to supply the needed components in sufficient volumes. It is possible that a source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all. Any significant interruption in supply would result in the allocation of products to customers, which in turn could have a material adverse effect on our business, financial condition and results of operations. Moreover, since all of our final assembly and tests are performed in one location, any fire or other disaster at our assembly facility would have a material adverse effect on our business, financial condition and results of operations.

Intense Demand Within the Telecommunications Industry for Parts and Components May Create Allocations or Shortages Which May Expose Copper Mountain to Supply Interruption

   From time to time, the demand in the telecommunications industry for parts and components, including semiconductors, programmable devices and printed circuit boards can be intense. During these periods manufacturers and suppliers who provide such components to us experience supply shortages which may in turn affect their ability to meet our production demands. While we seek to enter into contracts with our suppliers which guarantee adequate supplies of components for the manufacturing of our products, we cannot be certain that suppliers will always be able to adequately meet our demands. To date, we have not experienced any shortages of components or parts which have impacted our ability to meet the shipment requirements of our customers. However, in the event that we receive allocations of components from our suppliers or experience outright interruption in the supply of components we could experience an inability to ship or deliver our products to our customers in a timely fashion. Any significant allocation of or interruption in the supply of any component could have a material adverse effect on our business, financial condition and results of operations.

Copper Mountain's Customers May Demand Preferential Terms or Delay Copper Mountain's Sales Cycle, Which May Result in Operating Losses for Copper Mountain

   Many of Copper Mountain's customers tend to be larger than Copper Mountain and are able to exert a high degree of influence over Copper Mountain. They have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect our business, financial condition and results of operations. In addition, prior to selling our products to such customers, we must typically undergo lengthy product approval processes, often taking up to one year. Accordingly, we are continually submitting successive versions of our products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including customer priorities, customer budgets and regulatory issues affecting telecommunication service providers. Delays in the product approval process could materially adversely affect our business, financial condition and results of operations. While we have been successful in the past in obtaining product approvals from our customers, such approvals and the ensuing sales of such products may not continue to occur. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that our products support. A delay in, or cancellation of, the sale of our products could result in operating losses and cause our results of operations to vary significantly from quarter to quarter.

Changes to Regulations Affecting the Telecommunications Industry Could Reduce Demand for Copper Mountain's Products or Adversely Affect Its Results of Operations

   Any changes to legal requirements relating to the telecommunications industry, including the adoption of new regulations by federal or state regulatory authorities under current laws or any legal challenges to existing laws or regulations relating to the telecommunications industry could have a material adverse effect upon the market for Copper Mountain's products. Moreover, our distributors or telecommunications service provider customers may require, or we may otherwise deem it necessary or advisable, that we modify our products to address actual or anticipated changes in the regulatory environment. Our inability to modify our products or address any regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

Copper Mountain's Failure to Comply with Regulations and Evolving Industry Standards Could Delay Its Introduction of New Products

   The market for Copper Mountain's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In order to meet the requirements of our customers, our products may be required to comply with various regulations including those promulgated by the Federal Communications Commission, or FCC, and standards established by Underwriters Laboratories and Bell Communications Research. Failure of our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introduction of our products. Moreover, enactment by federal, state or foreign governments of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunications industry could have a material adverse effect on our customers, and thereby materially adversely affect our business, financial condition and results of operations.

Copper Mountain May Not Be Able to Obtain Additional Capital to Fund Its Operations When Needed

   Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of our product lines and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities would have rights, preferences and privileges senior to holders of common stock and the terms and conditions relating to such debt could impose restrictions on our operations. Additional financing may not be available when needed on terms and conditions favorable to us or at all. If adequate funds are not available or are not available on acceptable terms and conditions, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect our business, financial condition or results of operations.

If Copper Mountain's Products Contain Defects, Copper Mountain May Be Subject to Significant Liability Claims from Its Customers and the End-Users of Its Products and Incur Significant Unexpected Expenses and Lost Sales

   Copper Mountain's products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced or as new versions are released. Despite extensive testing, errors, defects or failures may be found in our current or future products or enhancements after commencement of commercial shipments. If this happens, we may experience delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, because our products are designed to provide critical communications services, we may receive significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims resulting from a defect in one of our products. Although we maintain product liability insurance covering certain damages arising from implementation and use of our products, our insurance may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful could seriously damage our reputation and our business.

Copper Mountain May Engage in Future Acquisitions That Dilute Its Stockholders, Cause It to Incur Debt and Assume Contingent Liabilities

   As part of Copper Mountain's business strategy, we expect to review acquisition prospects that would complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could:

  . issue equity securities which would dilute current stockholders' percentage ownership;

  .  incur substantial debt; or

  .  assume contingent liabilities.

   Such actions by us could materially adversely affect our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

  . difficulties in assimilating acquired operations, technologies or products;

  . unanticipated costs associated with the acquisition could materially adversely affect our results of operations;

  .  diversion of management's attention from other business concerns;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks of entering markets in which we have no or limited prior experience; and

  .  potential loss of key employees of acquired organizations.

   We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

   In February 2000, we acquired OnPREM Networks Corporation. We operate in a sector of the DSL equipment industry that is considerably different from the sector for which OnPREM is developing its products. It may turn out that there are no advantages or "synergies" to adding OnPREM's proposed products to our product line. Moreover, there is no assurance that OnPREM's operations can be successfully integrated into our operations or that all of the benefits expected from the acquisition of OnPREM will be realized. Furthermore, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that we or OnPREM will not experience the loss of key personnel following the merger.

Copper Mountain Plans to Expand its Operations Into International Markets. Copper Mountain's Failure to Effectively Manage its International Operations Could Harm its Business.

   We believe that international market opportunities for our products may be significant and we plan to enter markets outside the United States in 2000. Entering new international markets may require significant management attention and expenditures and could adversely affect our operating margins and earnings. In order to commence and expand our international operations, we will need to hire additional personnel and develop relationships with potential international customers. To the extent that we are unable to do so on a timely basis, our growth in international markets would be limited, and our business could be harmed.

   We expect that our international business operations will be subject to a number of material risks, including, but not limited to:

  .  difficulties in building and managing foreign operations;

  . difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

  .  longer payment cycles;

  .  taxation issues;

  .  fluctuations in the value of foreign currencies; and

  . unexpected changes in the international regulatory, economic or political environments.

Control by a Small Number of Stockholders May Limit the Ability of Other Stockholders to Influence the Outcome of Director Elections and Other Matters Requiring Stockholder Approval

   Copper Mountain's executive officers, directors and principal stockholders and their affiliates beneficially own approximately 11.7% of the outstanding shares of common stock as of April 30, 2000. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Copper Mountain's stock price has been and may continue to be extremely volatile

   The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  .  actual or anticipated variations in quarterly operating results;

  .  announcements of technological innovations;

  .  new products or services offered by us or our competitors;

  .  changes in financial estimates by securities analysts;

  . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  .  additions or departures of key personnel;

  . announcements or loss of strategic relationships with third parties or telecommunications equipment providers by us or our competitors;

  .  sales of common stock; and

  .  other events or factors, many of which are beyond our control.

   In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and equity valuations may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.

Substantial Future Sales of Copper Mountain's Common Stock in the Public Market Could Cause Its Stock Price to Fall

   Sales of a large number of shares of Copper Mountain's common stock in the public market or the perception that such sales could occur could cause the market price of its common stock to drop. As of April 30, 2000, we had 50.5 million shares of common stock outstanding. We filed two registration statements on Form S-8 with the Securities and Exchange Commission covering the
14.5 million shares of common stock reserved for issuance under our 1996 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan, the OnPREM 1998 Stock Option Plan and for options issued outside such plans. In addition, we expect to file a registration statement on Form S-8 covering the 600,000 shares authorized under our 2000 NSO plan. As of March 31, 2000, at least 1.7 million shares are subject to immediately exercisable options. Sales of a large number of shares could have an adverse effect on the market price for our common stock.

Certain Provisions in Copper Mountain's Corporate Charter and Bylaws May Discourage Take-Over Attempts and Thus Depress the Market Price of Our Stock

   Provisions in Copper Mountain's certificate of incorporation may have the effect of delaying or preventing a change of control or changes in its management. These provisions include:

  . the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  . the ability of the board of directors to alter our bylaws without getting stockholder approval;

  . the ability of the board of directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the board of directors; and

  . the requirement that at least 10% of the outstanding shares are needed to call a special meeting of stockholders.

   Each of these provisions could discourage potential take-over attempts and could adversely affect the market price of our common stock.


             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.


                              USE OF PROCEEDS

   We will not receive any proceeds from sales, if any, of our common stock by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   Except as indicated, the following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 30, 2000 and as adjusted to reflect the sale of common stock in this offering for:

  . each person who we know to own beneficially more than five percent of our outstanding common stock;

  .  each of our directors;

  .  certain of our executive officers;

  .  all of our directors and executive officers as a group; and

  .  each selling stockholder.

   In connection with our acquisition of OnPREM Networks Corporation, we agreed to register common stock for those stockholders for resale. We are unable to determine the exact number of shares that actually have been or will be sold.

   The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder.

   Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 50,451,092 shares of common stock outstanding as of April 30, 2000.

                                                                              Shares Beneficially
                                           Number of               Number of    Owned After This
                                             Shares                 Shares        Offering (2)
                                          Beneficially               Being    --------------------
Name and Address of Beneficial Owner       Owned (1)   Percentage Offered (2)  Number   Percentage
------------------------------------      ------------ ---------- ----------- --------- ----------
Roger Evans(3)...........................    260,840         *        --        260,840       *
 (Greylock Equity Limited Partnership)

Tench Coxe(4)............................    360,446         *        --        360,446       *
 (Sutter Hill Ventures)

Andrew W. Verhalen(5)....................    165,049         *        --        165,049       *
 (Matrix Partners IV, L.P.)

Richard H. Kimball(6)....................    571,888      1.13%       --        571,888    1.13%
 (Technology Crossover Ventures II, L.P.)

Joseph D. Markee(7)......................  1,249,835      2.48%       --      1,249,835    2.48%
Mark Handzel(8)..........................  1,238,354      2.45%       --      1,238,354    2.45%
Richard Gilbert(9).......................    660,299      1.30%       --        660,299    1.30%
Steve Hunt(10)...........................    503,750      1.00%       --        503,750    1.00%
Mike Kelly(11)...........................    237,713         *        --        237,713       *
Raymond V. Thomas(12)....................     60,000         *        --         60,000       *
Robert L. Bailey(13).....................     66,000         *        --         66,000       *
All directors and officers as a group
 (17 persons) (14).......................  6,044,449     11.69%       --      6,044,449   11.69%

                                                                                       Shares
                                                                                    Beneficially
                                               Number of               Number of  Owned After This
                                                 Shares                 Shares      Offering (2)
                                              Beneficially               Being    -----------------
Name and Address of Beneficial Owner           Owned (1)   Percentage Offered (2) Number Percentage
------------------------------------          ------------ ---------- ----------- ------ ----------
Sabine Austin...............................        641         *           641       0       *
Charles A. Blanchard(25)....................      1,259         *         1,259       0       *
Rolf Brauchler..............................      5,646         *         5,646       0       *
Edward F. and Sherril S. Brennan, JTWS(24)..      1,679         *         1,679       0       *
Wilson O. Cochran, II(15)...................     45,087         *        39,072   6,015       *
Casey E. Cox................................    128,319         *       128,319       0       *
Les Denend..................................        320         *           320       0       *
Satish Gune.................................        641         *           641       0       *
William Ingram(16)..........................      2,406         *         2,138     268       *
Steven M. and Neal B. Johnson...............      5,373         *         5,373       0       *
 Tenants in Common(25)
Katz Financial Services Ltd.(25)............      2,566         *         2,566       0       *
Steven Langham..............................        320         *           320       0       *
David Laone(17).............................        641         *           449     192       *
James Lawson(18)............................      1,470         *         1,002     468       *
Mark L. Ludwig and Debby R. Ludwig Trustees,
 Mark Lawrence Ludwig Revocable Trust U/A/D
 10/30/98(25)...............................      6,760         *         6,760       0       *
David M. Marshall...........................         64         *            64       0       *
George D. Marshall(26)......................    122,025         *       122,025       0       *
Lois F. Marshall............................      6,415         *         6,415       0       *
Paul J. Marshall............................         64         *            64       0       *
Sharon K. Marshall..........................      6,415         *         6,415       0       *
Philip Monin(19)............................        641         *           427     214       *
ML-Montclair Capital Fund, LLC(25)..........     13,000         *        13,000       0       *
Vic Para....................................      5,645         *         5,645       0       *
John E. Parkey(25)..........................      1,679         *         1,679       0       *
Chris Robbins(20)...........................        949         *           684     265       *
Steven Santos (21)..........................        427         *           213     214       *
Randolph M. Selig(25).......................      5,500         *         5,500       0       *
Ramadoss Venkatesan(22).....................      8,553         *         6,415   2,138       *
James S. Acquistapace.......................     29,415         *        29,415       0       *
Paul J. Ake.................................      3,645         *         3,645       0       *
Charles Giancarlo...........................     22,123         *        22,123       0       *
John Lee(23)................................     72,908         *        72,908       0       *
Robert Leppo(26)............................    137,266         *       137,266       0       *
Marla Lipsky................................      4,977         *         4,977       0       *
Robert R. Lux...............................      3,936         *         3,936       0       *
Charles S. Mitchell.........................      2,916         *         2,916       0       *
Anthony P. Russo, Trustee...................      5,037         *         5,037       0       *
 Anthony P. Russo Separate
 Property Trust WA 9/11/90(25)
Amit Shah...................................     11,061         *        11,061       0       *
Thomas A. Skornia...........................     11,061         *        11,061       0       *
Richard White(26)...........................     75,630         *        75,630       0       *
CIBC Bank and Trust Co. Limited as Trustee
 of Trust T304 (Randall Rose)...............     72,908         *        72,908       0       *
Salomon Smith Barney Tax Advantaged Exchange
 Fund III, LLC(25)..........................     10,796         *        10,796       0       *

                                                                            Shares
                                                                         Beneficially
                                    Number of              Number of   Owned After This
                                      Shares                 Shares      Offering (2)
Name and Address of Beneficial     Beneficially               Being    -----------------
Owner                                Owned (1)  Percentage Offered (2) Number Percentage
------------------------------     ------------ ---------- ----------  ------ ----------
SBIC Partners II, L.P. ..........    109,362         *      109,362       0        *
Tallac Corporation(24)...........     72,908         *       72,908       0        *
Tredegar Investments, Inc. (25)..         74         *           74       0        *
TGI Fund III, LLC(26)............    174,124         *      174,124       0        *
The Selig Capital Group..........      7,061         *        7,061       0        *

--------
  *  Represents beneficial ownership of less than 1%.

 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 30, 2000 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares.

 (2) Assumes the sale by the selling stockholders of all of the shares of Copper Mountain common stock issued in connection with the acquisition of OnPREM Networks Corporation.

 (3) Mr. Evans is a general partner of the general partner of Greylock Equity Limited Partnership.

 (4) Includes 15,092 shares held in Mr. Coxe's Keogh account, and 60,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000. Mr. Coxe is a managing director of the general partner of Sutter Hill Ventures.

 (5) Includes 5,182 shares held by entities affiliated with Matrix Partners IV, L.P. and 60,000 shares issuable upon exercise of options held by Mr. Verhalen exercisable within 60 days of April 30, 2000. Mr. Verhalen is a general partner of Matrix Partners IV, L.P.

 (6) Includes:

    . 6,359 shares held by TCV II, V.O.F., which represent less than 1% of total shares before and after this offering;

    . 195,773 shares held by Technology Crossover Ventures II, L.P. which represent less than 1% of total shares before and after this offering;

    . 150,511 shares held by TCV II (Q), L.P. which represent less than 1% of total shares before and after this offering;

    . 26,712 shares held by TCV II Strategic Partners, L.P. which represent less than 1% of total shares before and after this offering;

    . 29,891 shares held by Technology Crossover Ventures II, C.V. which represent less than 1% of total shares before and after this offering; and

    . 60,000 shares issuable upon exercise of options held by Mr. Kimball exercisable within 60 days of April 30, 2000.

    Mr. Kimball, a director of Copper Mountain, is a managing member of the general partner of each of these entities.

 (7) Includes 19,656 shares of common stock held by Teresa L. Boley, Mr. Markee's spouse, 15,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

 (8) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

 (9) Includes 525,033 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(10) Includes 173,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(11) Includes 27,325 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(12) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(13) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(14) Includes 1,233,886 shares subject to options exercisable within 60 days of April 30, 2000.

(15) Includes 6,015 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(16) Includes 268 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(17) Includes 192 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(18) Includes 468 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(19) Includes 214 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(20) Includes 265 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(21) Includes 214 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(22) Includes 2,138 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(23) Includes 21,872 shares of common stock held by Tallac Corporation. Mr. Lee is the president of Tallac Corporation.

(24) Includes 51,036 shares of common stock held by John Lee. Mr. Lee is the president of Tallac Corporation.

(25) Represents number of shares acquired pursuant to a transfer or distribution from another selling stockholder after April 30, 2000. With respect to such selling stockholder, we are unable to determine the number of shares of our common stock beneficially held by it other than the shares being offered by this Prospectus.

(26) Represents number of shares beneficially held subsequent to a transfer or distribution effective after April 30, 2000.

                              PLAN OF DISTRIBUTION

   The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act.

   The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

   In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                               LEGAL MATTERS

   The legality of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP, San Diego, California.

                                  EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, and the financial statements of OnPrem Networks Corporation included in our Current Report on Form 8-K filed on March 15, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and the financial statements of OnPrem Networks Corporation are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N. W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning Copper Mountain Networks, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, N. W., Washington, D.C. 20006.

                        INCORPORATION BY REFERENCE

   The SEC permits us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

   The following documents filed with the SEC are incorporated by reference in this prospectus:

  1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 17, 2000 and amended on Form 10-K/A on April 20, 2000.

  2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on April 26, 2000.

  3. Our Current Report on Form 8-K, filed on March 15, 2000.

  4. Our Current Report on Form 8-K, filed on February 22, 2000.

  5. Our Notice of Annual Meeting and Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, filed on April 10, 2000.

  6. The description of our common stock contained in Amendment No. 1 to our Registration Statement on Form S-1 (No. 333-73153), filed on April 13, 1999, including any amendments or reports filed for the purpose of updating such description.

   We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to:

                         Copper Mountain Networks, Inc.
                              2470 Embarcadero Way
                              Palo Alto, CA 94303

                           Phone (650) 687-3300
                            Attn: Investor Relations

                           [LOGO OF COPPER MOUNTAIN]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

   SEC registration fee................................................ $27,000
   Printing and engraving expenses..................................... $ 5,000
   Legal fees and expenses............................................. $20,000
   Accounting fees and expenses........................................ $10,000
   Blue sky fees and expenses.......................................... $ 1,000
   Miscellaneous fees and expenses..................................... $   --
                                                                        -------
       Total........................................................... $63,000
                                                                        =======

Item 15. Indemnification Of Directors And Officers.

   Under Section 145 of the Delaware General Corporation Law we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

   In addition, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

   We maintain a policy providing directors' and officers' liability insurance, which insures our directors and officers in certain circumstances with a liability limit of $20 million per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

Item 16. Exhibits And Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number  Description Of Document
 ------- -----------------------
   2.1   Agreement and Plan of Merger and Reorganization among the Company,
          Copper Mountain Acquisition Corp. and OnPREM Networks Corporation
          dated January 25, 2000.(4)
   3.1   Amended and Restated Certificate of Incorporation of the
          Company.(1),(7)
   3.2   Bylaws.(1)
   4.1   Reference is made to Exhibits 3.1 and 3.2.(1)
   4.2   Specimen Stock Certificate.(1)
   5.1   Opinion of Cooley Godward LLP.(6)
  10.1   Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan").(7)
  10.2   Form of Stock Option Agreement pursuant to the 1996 Plan.(1)
  10.3   1999 Employee Stock Purchase Plan and related offering documents.(1)
  10.4   Employment Agreement between the Company and Steve Hunt, dated July
          31, 1996.(1)
  10.5   Employment Agreement between the Company and Richard Gilbert, dated
          March 22, 1998.(1)
  10.6   Master Equipment Lease between the Company and Comdisco, Inc., dated
          September 30, 1997.(1)
  10.7   Loan and Security Agreement between the Company and Silicon Valley
          Bank, dated August 14, 1998.(1)
  10.8   Loan and Security Agreement between the Company and Silicon Valley
          Bank and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)
  10.9   Office Lease between the Company and Public Storage Properties XVIII,
          Inc., dated June 14, 1996.(1)
  10.10  Office Lease between the Company and R.G. Harris & Company, dated
          August 12, 1997.(1)
  10.11  Office Sublease between the Company and Stuart Leeb and Associates, dated May 1, 1998.(1)
  10.12  Office Lease between the company and Palomar Enterprises, Inc., dated
          July 20, 1998.(1)
  10.13  Warrant Agreement between the Company and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)
  10.14  Warrant Agreement between the Company and Silicon Valley Bank, dated
          October 4, 1996.(1)
  10.15  Warrant Agreement between the Company and Comdisco, Inc., dated
          October 29, 1997.(1)
  10.16  Warrant Agreement between the Company and Comdisco, Inc. dated April
          27, 1998.(1)
  10.17  Warrant Agreement between the Company and Intel Corporation, dated
          January 14, 1997.(1)
  10.18  Warrant Agreement between the Company and Silicon Valley Bank, dated
          August 14, 1998.(1)
  10.19  Amended and Restated Investors' Rights Agreement by and among the
          Company and certain stockholders of the Company, dated October 9,
          1998.(1)
  10.20  Right of First Refusal and Co-Sale Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)
  10.21  Voting Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)
  10.22  Founder Stock Purchase Agreement between the Company and Joseph D.
          Markee, dated March 11, 1996.(1)
  10.23  First Amendment to Founder Stock Purchase Agreement between the
          Company and Joseph D. Markee, dated June 12, 1998.(1)
  10.24  Founder Stock Purchase Agreement between the Company and Mark J.
          Handzel, dated March 11, 1996.(1)
  10.25  First Amendment to Founder Stock Purchase Agreement between the
          Company and Mark J. Handzel, dated January 27, 1999.(1)
 +10.26  General Agreement for the Procurement of Products and Services and the
          Licensing of Software between the Company and Lucent Technologies
          Inc., dated November 17, 1998.(1)
 +10.27  OEM Purchase and Development Agreement between the Company and 3COM
          Corporation, dated November 24, 1998.(1)

 Exhibit
 Number  Description Of Document
 ------- -----------------------
 +10.28  Development, Manufacturing and Supply Agreement between the Company and Netopia, Inc., dated May 19, 1998.(1)
  10.29  Warrant Agreement between the Company and Intel Corporation, dated
          January 14, 1997.(1)
  10.30  1999 Non-Employee Directors' Stock Option Plan.(1)
  10.31  Form of Nonqualified Stock Option for use with 1999 Non-Employee
          Directors' Stock Option Plan.(1)
  10.32  Form of Indemnification Agreement.(1)
 +10.33  Equipment Purchase Agreement between the Company and NorthPoint
          Communications, Inc. dated April 8, 1999.(1)
 +10.34  Standard Full Service Gross Office Lease among the Company, Pacific
          Sorrento Mesa Holdings, L.P., and Pacific Stonecrest Holdings, L.P.,
          dated March 31, 1999.(1)
 +10.35  Equipment Purchase Agreement between the Company and NorthPoint
          Communications, Inc. dated July 21, 1999.(2)
 +10.36  Equipment Purchase Agreement between the Company and Rhythms
          NetConnections, Inc. dated December 10, 1999.(5)
  10.37  Software License Agreement between the Company and Rhythms
          NetConnections, Inc. dated December 10, 1999.(5)
 +10.38  Customer Technical Support Services Agreement between the Company and
          Rhythms NetConnections, Inc. dated December 10, 1999.(5)
  10.39  Employment Agreement between the Company and Joseph D. Markee, dated
          March 12, 1999.(1)
  10.40  OnPREM Networks Corporation Stock Option Plan (3).
  10.41  Form of Stock Option Agreement pursuant to the OnPREM Networks
          Corporation 1998 Stock Option Plan (3).
  10.42  Employment Agreement between the Company and Wilson O. Cochran, II, dated February 29, 2000.(6)
  10.43  Non-Competition Agreement between the Company and Wilson O. Cochran,
          II, dated February 29, 2000.(6)
  10.44  2000 Nonstatutory Stock Option Plan.(8)
  10.45  Form of Stock Option Agreement and Form of Stock Option Grant Notice
          used in connection with the 2000 Nonstatutory Stock Option Plan.(8)
  21.1   Subsidiaries of Copper Mountain Networks, Inc.(6)
  23.1   Consent of Ernst & Young LLP, Independent Auditors.*
  24.1   Power of Attorney (6)
  27     Financial Data Schedule.(6)

--------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on March 1, 1999 (File No. 333-73153), as amended by Amendment No. 1 filed with the Commission on April 13, 1999, Amendment No. 2 filed with the Commission on April 26, 1999, and Amendment No. 3 filed with the Commission on May 11, 1999.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 10, 1999 (File No. 333-32218).

(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on March 15, 2000.

(5) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

(6) Previously filed as an exhibit to this Registration Statement on Form S-1 filed with the Commission on March 20, 2000 (File No. 333-32846), as amended by Amendment No. 1 filed with the Commission on April 27, 2000 and Amendment No. 2 filed with the Commission on April 28, 2000.

(7) Filed as an exhibit to the Registrant's Notice of Annual Meeting and Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders filed with the Commission on April 10, 2000.

(8) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on June 7, 2000 (File No. 333-38798).

 *  Filed Herewith

+ Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on June 8, 2000.

                                          By: /s/ John A. Creelman
                                             ----------------------------------
                                             John A. Creelman
                                             Vice President of Finance,
                                             Chief Financial Officer and
                                              Secretary

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

              /s/ *                  President, Chief Executive       June 8, 2000
____________________________________ Officer and Director
         Richard S. Gilbert          (Principal Executive
                                     Officer)

      /s/ John A. Creelman           Vice President of Finance,       June 8, 2000
____________________________________ Chief Financial Officer, and
          John A. Creelman           Secretary (Principal
                                     Financial and Accounting
                                     Officer)

              /s/ *                  Chief Technical Officer and      June 8, 2000
____________________________________ Chairman of the Board
          Joseph D. Markee

              /s/ *                  Director                         June 8, 2000
____________________________________
          Robert L. Bailey

              /s/ *                  Director                         June 8, 2000
____________________________________
             Tench Coxe

              /s/ *                  Director                         June 8, 2000
____________________________________
            Roger Evans

              /s/ *                  Director                         June 8, 2000
____________________________________
         Richard H. Kimball

              /s/ *                  Director                         June 8, 2000
____________________________________
         Raymond V. Thomas

              /s/ *                  Director                         June 8, 2000
____________________________________
         Andrew W. Verhalen

  *By:  /s/ John A. Creelman
____________________________________
          John A. Creelman

                                 EXHIBIT INDEX

 Exhibit
 Number  Description Of Document
 ------- -----------------------
   2.1   Agreement and Plan of Merger and Reorganization among the Company,
          Copper Mountain Acquisition Corp. and OnPREM Networks Corporation
          dated January 25, 2000.(4)
   3.1   Amended and Restated Certificate of Incorporation of the
          Company.(1),(7)
   3.2   Bylaws.(1)
   4.1   Reference is made to Exhibits 3.1 and 3.2.(1)
   4.2   Specimen Stock Certificate.(1)
   5.1   Opinion of Cooley Godward LLP.(6)
  10.1   Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan").(7)
  10.2   Form of Stock Option Agreement pursuant to the 1996 Plan.(1)
  10.3   1999 Employee Stock Purchase Plan and related offering documents.(1)
  10.4   Employment Agreement between the Company and Steve Hunt, dated July
          31, 1996.(1)
  10.5   Employment Agreement between the Company and Richard Gilbert, dated
          March 22, 1998.(1)
  10.6   Master Equipment Lease between the Company and Comdisco, Inc., dated
          September 30, 1997.(1)
  10.7   Loan and Security Agreement between the Company and Silicon Valley
          Bank, dated August 14, 1998.(1)
  10.8   Loan and Security Agreement between the Company and Silicon Valley
          Bank and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)
  10.9   Office Lease between the Company and Public Storage Properties XVIII,
          Inc., dated June 14, 1996.(1)
  10.10  Office Lease between the Company and R.G. Harris & Company, dated
          August 12, 1997.(1)
  10.11  Office Sublease between the Company and Stuart Leeb and Associates, dated May 1, 1998.(1)
  10.12  Office Lease between the company and Palomar Enterprises, Inc., dated
          July 20, 1998.(1)
  10.13  Warrant Agreement between the Company and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)
  10.14  Warrant Agreement between the Company and Silicon Valley Bank, dated
          October 4, 1996.(1)
  10.15  Warrant Agreement between the Company and Comdisco, Inc., dated
          October 29, 1997.(1)
  10.16  Warrant Agreement between the Company and Comdisco, Inc. dated April
          27, 1998.(1)
  10.17  Warrant Agreement between the Company and Intel Corporation, dated
          January 14, 1997.(1)
  10.18  Warrant Agreement between the Company and Silicon Valley Bank, dated
          August 14, 1998.(1)
  10.19  Amended and Restated Investors' Rights Agreement by and among the
          Company and certain stockholders of the Company, dated October 9,
          1998.(1)
  10.20  Right of First Refusal and Co-Sale Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)
  10.21  Voting Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)
  10.22  Founder Stock Purchase Agreement between the Company and Joseph D.
          Markee, dated March 11, 1996.(1)
  10.23  First Amendment to Founder Stock Purchase Agreement between the
          Company and Joseph D. Markee, dated June 12, 1998.(1)
  10.24  Founder Stock Purchase Agreement between the Company and Mark J.
          Handzel, dated March 11, 1996.(1)
  10.25  First Amendment to Founder Stock Purchase Agreement between the
          Company and Mark J. Handzel, dated January 27, 1999.(1)
 +10.26  General Agreement for the Procurement of Products and Services and the
          Licensing of Software between the Company and Lucent Technologies
          Inc., dated November 17, 1998.(1)
 +10.27  OEM Purchase and Development Agreement between the Company and 3COM
          Corporation, dated November 24, 1998.(1)
 +10.28  Development, Manufacturing and Supply Agreement between the Company and Netopia, Inc., dated May 19, 1998.(1)

 Exhibit
 Number  Description Of Document
 ------- -----------------------
  10.29  Warrant Agreement between the Company and Intel Corporation, dated
          January 14, 1997.(1)
  10.30  1999 Non-Employee Directors' Stock Option Plan.(1)
  10.31  Form of Nonqualified Stock Option for use with 1999 Non-Employee
          Directors' Stock Option Plan.(1)
  10.32  Form of Indemnification Agreement.(1)
 +10.33  Equipment Purchase Agreement between the Company and NorthPoint
          Communications, Inc. dated April 8, 1999.(1)
 +10.34  Standard Full Service Gross Office Lease among the Company, Pacific
          Sorrento Mesa Holdings, L.P., and Pacific Stonecrest Holdings, L.P.,
          dated March 31, 1999.(1)
 +10.35  Equipment Purchase Agreement between the Company and NorthPoint
          Communications, Inc. dated July 21, 1999.(2)
 +10.36  Equipment Purchase Agreement between the Company and Rhythms
          NetConnections, Inc. dated December 10, 1999.(5)
  10.37  Software License Agreement between the Company and Rhythms
          NetConnections, Inc. dated December 10, 1999.(5)
 +10.38  Customer Technical Support Services Agreement between the Company and
          Rhythms NetConnections, Inc. dated December 10, 1999.(5)
  10.39  Employment Agreement between the Company and Joseph D. Markee, dated
          March 12, 1999.(1)
  10.40  OnPREM Networks Corporation Stock Option Plan (3).
  10.41  Form of Stock Option Agreement pursuant to the OnPREM Networks
          Corporation 1998 Stock Option Plan (3).
  10.42  Employment Agreement between the Company and Wilson O. Cochran, II, dated February 29, 2000.(6)
  10.43  Non-Competition Agreement between the Company and Wilson O. Cochran,
          II, dated February 29, 2000.(6)
  10.44  2000 Nonstatutory Stock Option Plan.(8)
  10.45  Form of Stock Option Agreement and Form of Stock Option Grant Notice
          used in connection with the 2000 Nonstatutory Stock Option Plan.(8)
  21.1   Subsidiaries of Copper Mountain Networks, Inc.(6)
  23.1   Consent of Ernst & Young LLP, Independent Auditors.*
  24.1   Power of Attorney (6)
  27     Financial Data Schedule.(6)

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(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1
    filed with the Securities and Exchange Commission (the "Commission") on March 1, 1999 (File No. 333-73153), as amended by Amendment No. 1 filed with the Commission on April 13, 1999, Amendment No. 2 filed with the Commission on April 26, 1999, and Amendment No. 3 filed with the Commission on May 11, 1999.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 10, 1999 (File No. 333-32218).

(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on March 15, 2000.

(5) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

(6) Previously filed as an exhibit to this Registration Statement on Form S-1 filed with the Commission on March 20, 2000 (File No. 333-32846), as amended by Amendment No. 1 filed with the Commission on April 27, 2000 and Amendment No. 2 filed with the Commission on April 28, 2000.

(7) Filed as an exhibit to the Registrant's Notice of Annual Meeting and Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders filed with the Commission on April 10, 2000.

(8) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on June 7, 2000 (File No. 333-38798).

 *  Filed Herewith

+ Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.